Exhibit 5.1

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Main Tel (312) 782-0600

Main Fax (312) 701-7711

www.mayerbrown.com

November 25, 2014

Canadian Imperial Bank of Commerce

Commerce Court

Toronto, Ontario

Canada M5L1A2

Re:	Canadian Imperial Bank of Commerce

Registration Statement on Form F-3

Dear Sirs:

We have represented Canadian Imperial Bank of Commerce, a bank organized under the Bank Act (Canada) (the “Bank”), in connection with the issuance and delivery of (i) $2,700,000 aggregate face amount of Autocallable Equity Linked Notes due November 25, 2016 Linked to Gilead Sciences Inc. (the “2016 Notes”) and (ii) $2,000,000 aggregate face amount of Redeemable Step-Up Coupon Notes, Series A, due November 26, 2024 (the “2024 Notes” and, together with the 2016 Notes, the “Notes”). The Bank filed with the Securities and Exchange Commission a registration statement on Form F-3 (File No. 333-180771) (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) that was declared effective on May 4, 2012, relating to, among other things, the proposed offer and sale of up to $2,000,000,000 aggregate initial offering price of senior debt securities. The Notes are being issued pursuant to the indenture, dated as of September 15, 2012 (the “Indenture”), between the Bank and Deutsche Bank Trust Company Americas (the “Trustee”).

In connection with our representation, we have examined the corporate records of the Bank, including its bye-laws and other corporate records and documents and have made such other examinations as we consider necessary to render this opinion.

Based upon the foregoing, it is our opinion that the Notes, assuming that each of the Indenture and the Notes have been duly authorized, executed and delivered by the Bank, in each case insofar as the laws of Canada and Ontario are concerned, that the Indenture has been duly authorized, executed and delivered by the Trustee and that the Notes have been authenticated by the Trustee in accordance with the terms of the Indenture and paid for by the purchasers thereof, constitute valid and binding obligations of the Bank, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and are entitled to the benefits of the Indenture.

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

CIBC

November 25, 2014

We are admitted to practice in the States of Illinois and New York and our opinions expressed herein are limited solely to the Federal laws of the United States of America and the laws of the States of Illinois and New York, and we express no opinion herein concerning the laws of any other jurisdiction. With respect to all matters of the laws of Canada and Ontario, we understand that you are relying upon the opinion, dated the date hereof, of Blake, Cassels & Graydon LLP, Canadian counsel for the Bank, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Blake, Cassels & Graydon LLP.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Bank or the Notes or their offering and sale.

The opinions and statements expressed herein are as of the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

We hereby consent to this filing of this opinion as an exhibit to a Form 6-K to be incorporated by reference in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Mayer Brown LLP

ESB:JJC